Exhibit 10.20

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made effective as of August 11, 2010 (the “Agreement”), between GUITAR CENTER, INC., a Delaware corporation (the “Company”), and GREGORY A. TROJAN (the “Executive”).

Effective November 1, 2010 (the “Effective Date”), this Agreement shall supersede and replace that certain Executive Severance Benefits Agreement, dated April 28, 2010 (the “Original Agreement”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             EMPLOYMENT.  The Company shall employ the Executive, and the Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending November 1, 2015; provided that on November 1, 2015, and each subsequent anniversary thereof, the Employment Period shall be extended by an additional 12 months unless either party provides written notice to the other party at least 180 days prior to such date of its or his intention not to so extend the Employment Period unless extended by mutual agreement of the Company and the Executive (such period commencing on the Effective Date, including any extensions, the “Employment Period”); provided, however, that (i) the Employment Period shall terminate prior to such date upon the Executive’s resignation, or the death or Disability (as hereinafter defined) of Executive, or termination by Executive with Reasonable Justification, and (ii) the Employment Period may be terminated by the Company at any time prior to such date for Cause (as defined below) or without Cause.  For purposes of this Agreement the term “Disability” means any long-term disability or incapacity which (i) renders the Executive unable to substantially perform all of his duties hereunder for 180 days during any 18-month period or (ii) would reasonably be expected to render the Executive unable to substantially perform all of his duties for 180 days during any 18-month period, in each case as determined by the board of directors of the Company (the “Board”) (excluding the Executive if he should be a member of the Board at the time of such determination) in its good faith judgment after seeking and reviewing advice from a qualified physician.

2.             POSITION AND DUTIES.

(a)           During the Employment Period and subject to Section 4(g), the Executive shall serve as the Chief Executive Officer of the Company and shall have the normal duties, responsibilities and authority of the Chief Executive Officer, subject to the power of the Board and the powers delegated to the Executive’s superiors (if any) by the Board.

(b)           During the Employment Period, the Executive shall report to the Board, and the Executive shall devote his best efforts and substantially all of his business time, attention and energies (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries (as defined below).  During the Employment Period, the Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, and businesslike manner.  During the Employment Period, the Executive will perform his duties under this Agreement substantially from Company locations (except for the performance of duties required during permitted vacation periods).  During the Employment Period, the Executive shall not engage in any business activity which, in the reasonable judgment of the Board, materially conflicts with the duties of the Executive hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage; provided, however, that the Company acknowledges that the Executive may devote such time that the Executive deems appropriate for managing his own investment portfolio and may serve as a member of the boards of directors of non-profit or charitable organizations, so long as the Executive shall at all times adequately fulfill his obligations pursuant to this Section 2(b).

(c)           For purposes of this Agreement, (i) “Subsidiaries” shall mean any corporation, partnership, limited liability company or similar business organization of which the securities having a majority of the voting power in electing directors or the comparable governing body or Person are, at the time of determination, owned by the Company, directly or through one or more Subsidiaries; and (ii) “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a limited liability company and a governmental entity or any department or agency thereof.

3.             BASE SALARY AND BENEFITS.

(a)           During the Employment Period, the Executive’s base salary shall be $850,000 per annum or such higher rate as the Board or the Compensation Committee of the Board (the “Compensation Committee”, provided, that if at any time the Board does not have a Compensation Committee established then all references herein to the Compensation Committee shall mean the full Board) (excluding the Executive if he should be a member of the Board at the time of such determination) may designate from time to time (the “Base Salary”), which salary shall be payable in such installments as is the policy of the Company with respect to its senior executive employees and shall be subject to federal, state and local withholding and other employment taxes.  During the Employment Period, the Compensation Committee shall review Executive’s Base Salary and performance bonuses on at least an annual basis and consider in good faith industry practices for compensation for similarly-situated executives, it being understood that the ultimate amount and terms of any increase in compensation, if any, shall be within the discretion of the Compensation Committee or the Board, as the case may be.  In addition, during the Employment Period, the Executive shall be entitled to participate in all employee benefit plans and programs for which senior executives of the Company are generally eligible and the Executive shall be eligible to participate in all insurance plans available generally to all executives of the Company.

(b)           In addition to the Base Salary, for each fiscal year ending during the Employment Period, Executive shall be eligible to participate in and receive incentive compensation payments (the “Annual Bonus”) pursuant to the terms of the Company’s Senior Executive Performance Bonus Plan or any successor plan (the “Performance Bonus Plan”) upon attainment of the performance goals specified thereunder by the Compensation Committee of the Board.  Upon full achievement of the performance goals, the Annual Bonus will be equal to 100% of Executive’s then-current Base Salary, but for less than full achievement of the performance goals, the Annual Bonus shall be a lesser amount in accordance with a specific formula determined by the Compensation Committee.  In addition, to the extent the performance goals are exceeded, the Annual Bonus shall exceed 100% of the Executive’s then-current Base Salary in accordance with a specific formula determined by the Compensation Committee.  The Compensation Committee shall set the performance goals (and formula for payouts above and below target performance) no later than 90 days following the start of each fiscal year in reasonable good faith and after consultation with the Executive, with such performance goals being reasonably consistent with the Board-approved budget for such fiscal year.  In no event, however, shall the Annual Bonus for any fiscal year exceed 200% of the Executive’s then-current Base Salary payable with respect to such fiscal year.  The Annual Bonus shall be paid to the Executive in a lump sum in the calendar year following the end of the fiscal year with respect to which it is payable at the time bonuses for such year are paid to other senior executives of the Company.

(c)           The Company shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement during the Employment Period which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses.

(d)           During the Employment Period, the Executive shall be entitled to vacation consistent with applicable Company policy.

(e)           During the Employment Period, the Executive shall participate in any Company automobile program made available to senior executives on a basis reasonably commensurate with his position.  Upon the later of the termination of either the Employment Period or the Severance Period under Section 4, if he so elects, Executive may elect with respect to any automobile made available to him by the Company to (i) in the case of a vehicle owned by the Company, purchase such vehicle for a cash price equal to then-applicable wholesale value as published by Kelly Blue Book or a similar service reasonably identified by the Company, or (ii) in the case of a vehicle leased by the Company on conventional terms, assume the lease for the vehicle (provided that assumption is permitted by the lessor) or (iii) return such vehicle to the Company without any liability of any kind whatsoever to the Executive in respect of future liabilities related to such vehicle.

(f)            The Executive shall be considered to receive equity and other long-term incentive awards under any applicable plan adopted by the Company during the Employment Period for which employees are generally eligible.  The level of the Executive’s participation in any such plan, if any, shall be determined in the sole discretion of the Compensation Committee or Board from time to time.

4.             EFFECT OF TERMINATION; SEVERANCE.

(a)           In the event of a Qualifying Termination of Executive during the Employment Period, the Executive shall be entitled to receive as severance,

(i)            continued payment of Base Salary for 18 months following his termination of employment during the Employment Period (the “Severance Period”), to be paid in accordance with the Company’s payroll practices in effect on the date of Executive’s Qualifying Termination with the first such payment to commence upon the 60th day following the date of termination and shall include payment of all amounts that otherwise would have been due prior thereto had such continued Base Salary payments commenced immediately upon the date of termination,

(ii)           a lump sum payment equal to 100% of the Base Salary to be paid on the first anniversary of the date of termination,

(iii)          a lump sum payment equal to 50% of the Base Salary to be paid on the 18 month anniversary of the date of termination,

(iv)          any unpaid vacation of Executive accrued through the date of termination in accordance with Company policy,

(v)           reimbursement for all outstanding expenses incurred by Executive prior to the date of termination and in the course of performing Executive’s duties as an employee of the Company which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses, and

(vi)          continuation of the benefits under Section 3(e) above.

In addition, Executive’s equity incentives, if any, shall continue to be governed by the terms of the plan(s) and agreement(s) to which such equity incentives were granted.  Furthermore, during the Severance Period (x) to the extent Executive is eligible for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall reimburse Executive on a monthly basis for the amount of his premium payments for group health coverage elected by Executive pursuant to COBRA, and (y) for any remaining portion of the Severance Period during which Executive is not eligible for coverage under COBRA, the Company shall reimburse Executive on a monthly basis an amount equal to the premium payments Executive would be required to pay in order to continue medical, dental and vision benefits which are substantially the same as the benefits provided to Executive immediately prior to his termination of employment, in each case unless the Executive has breached the provisions of this Agreement, in which case the provisions of Section 13(a)(iii) shall apply.  For purposes of this Section 4(a), benefits will not include future participation in any discretionary bonus or equity incentive pool, other than continuation of annual cash bonuses as contemplated in the first sentence of this Section 4(a).  Except as set forth in this subsection, such severance payments will be made periodically in the same amounts and at the same intervals as the Base Salary, annual bonus and benefits (as applicable) were paid immediately prior to termination of employment.  For purposes of this Agreement, a “Qualifying Termination” shall mean the termination of the Employment Period (x) by the Company without Cause or (y) by the Executive with Reasonable Justification; provided, however, that the expiration of the Employment Period shall not constitute a “Qualifying Termination.”

(b)           If the Employment Period is terminated as a result of a Qualifying Termination, in addition to any severance payable to Executive pursuant to Section 4(a) above, the Executive shall be entitled to receive on the date of termination (i) the Base Salary to the extent such amount has accrued through the date of termination and (ii) a cash bonus equal to 100% of the Base Salary pro-rated for any partial year ending on the date of termination, with such amounts being paid and payable by the Company within thirty (30) days of the date of termination or such earlier date as may be required by applicable law.

(c)           [Reserved.]

(d)           If the Employment Period is terminated for any reason other than by the Company without Cause (as defined below) or by Executive with Reasonable Justification (as defined below), the Executive shall be entitled to receive within 30 days of such termination only (i) the Base Salary and then only to the extent such amount has accrued through the date of termination, (ii) any unpaid vacation accrued through the date of termination and (iii) reimbursement for all outstanding expenses incurred by Executive prior to the date of such termination and in the course of performing Executive’s duties as an employee of the Company which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses.

(e)           Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of the Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of the Employment Period shall cease upon such termination.  In the event of a termination of Executive’s employment with the Company, the Executive’s sole remedy shall be to receive the severance payments and benefits described in this Section 4.  Executive shall have no duty to mitigate any damages which Executive may suffer as a result of any termination of employment nor shall the severance benefits payable to Executive be reduced by any sums actually earned by Executive as a result of any other employment obtained by Executive.

(f)            For purposes of this Agreement, “Cause” means any termination by the Company of Executive’s employment within 90 days after the Board becomes aware of the occurrence of any of the following: (i) the ongoing and repeated failure by the Executive to perform such lawful duties consistent with Executive’s position as are reasonably requested by the Board in good faith as documented in writing to the Executive (other than as a result of Executive’s illness or disability), (ii) the Executive’s ongoing and repeated material neglect of his duties on a general basis (other than as a result of illness or disability), notwithstanding written notice of objection from the Board and the expiration of a 30 day cure period, (iii) the commission by the Executive of any act of fraud, theft or criminal dishonesty with respect to the Company or any of its Subsidiaries or affiliates, or the conviction or plea of nolo contendere of the Executive of or to any felony, (iv) the commission of any act involving moral turpitude which (A) brings the Company or any of its affiliates into public disrepute or disgrace, or (B) causes material injury to the customer relations, operations or the business prospects of the Company or any of its affiliates, and (v) material breach by the Executive of this Agreement, including, without limitation, any breach by the Executive of the provisions of Sections 6, 7 or 8 hereof, not cured within 30 days after written notice to Executive from the Board; provided, however, that in the event of an intentional breach of the provisions of Sections 6, 7 or 8 hereof, the Executive shall not have the opportunity to cure.

(g)           For purposes of this Agreement, “Reasonable Justification” shall mean any voluntary termination by the Executive of his employment with the Company during the Employment Period within 90 days after the occurrence of any of the following events occurring during the Employment Period without the Executive’s written consent:

(i)            the Executive is directed to perform an act that the Executive reasonably believes to be in contravention of law, or which the Executive reasonably believes would subject the Company and himself to material liability, despite his express written objection addressed to the Board with respect to such action;

(ii)           there has been any change without the Executive’s consent in the Executive’s title or any material reduction in the nature or scope of his responsibilities, or the Executive is assigned duties that are inconsistent with his position;

(iii)          there is any reduction in the Executive’s Base Salary or target bonus opportunity or a material reduction in Executive’s other benefits (other than reductions in benefits that generally affect all employees entitled to such benefits ratably);

(iv)          the Executive is required by the Company, after written objection by the Executive, to relocate his principal place of employment outside a radius of 50 miles from his place of residence as of the date hereof (i.e., La Cañada-Flintridge, California);

(v)           there is a material failure by the Company to perform any of its obligations to the Executive under this Agreement; provided that with respect to unintentional Company breaches of Sections 4(g)(ii), 4(g)(iii) and 4(g)(v), the Company shall be given written notice by Executive within 30 days of the occurrence of such breach and 30 days to cure such breach, if curable;

(vi)          (A) prior to the date the Company’s common shares are listed for trading on a national securities exchange, the Executive is involuntarily removed as a member from, or is not elected as a member to, the Company’s Board of Directors or (B) after such date, the Executive is not nominated for election to the Company’s Board of Directors; or

(vii)         if, after the date hereof, (A) the Company were to appoint a Chairman of the Company’s Board of Directors and (B) a person other than the Executive, Marty Albertson, Jordan Hitch or Matthew Levin is appointed as such Chairman.

(h)           As a condition to the Executive’s receipt of any post-termination benefits described in this Agreement (excluding amounts earned or accrued as of the date of termination), the Executive shall be required to execute (and not revoke), and return within 60 days of Executive’s date of termination, a release of claims in the form attached hereto as Exhibit B (the “Executive Release”).

5.             PARACHUTE PAYMENTS.

(a)           This Section 5(a) shall apply solely during the Employment Period with respect to Payments (as defined below) received in connection with a change in ownership or control of the Company (within the meaning of Treas. Reg. § 1.280G-1) during a period that any stock of the Company is readily tradeable on an established securities market (or otherwise) within the meaning of Q&A 6 of Treas. Reg. § 1.280G-1.  For the sake of clarity, this Section 5(a) shall not apply, and no Gross-Up Payment (as defined below) shall be made, with respect to any Payment that is eligible to be excluded from the definition of “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (“Code”) pursuant to Q&A 7 of Treas. Reg. § 1.280G-1.

(i)            If it is determined that Executive would be subject to the excise tax imposed by Section 4999 of the Code (a “Parachute Tax”), as a result of the receipt of any payment or other event (collectively, a “Payment”) described in Section 5(a), above, then the Company will pay to Executive an additional payment or payments (a “Gross-Up Payment”) in an amount equal to the sum of (i) all taxes payable by Executive under Section 4999 of the Code applicable to the Payment and the Gross-Up Payment and (ii) all federal, state and local income and employment taxes payable by Executive with respect to the Gross-Up Payment.

(ii)           All determinations required to be made under this Section 5(a), including whether a Parachute Tax is payable by Executive and the amount of such Parachute Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the nationally recognized firm of certified public accountants (the “Accounting Firm”) used by the Company as its auditors prior to the change in ownership or control of the Company (or, if such Accounting Firm declines to serve, the Accounting Firm shall be a nationally recognized firm of certified public accountants selected by the Company).  For purposes of making the calculations required by this Section, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, provided that the Accounting Firm’s determinations must be made with substantial authority (within the meaning of Section 6662 of the Code).  The Accounting Firm shall be directed by the Company or Executive to submit its preliminary determination and detailed supporting calculations to both the Company and Executive within 15 calendar days after the determination date, if applicable, and any other such time or times as may be requested by the Company or Executive.  If the Accounting Firm determines that any Parachute Tax is payable by Executive, the Company shall pay the required Gross-Up Payment to, or for the benefit of, Executive within five business days after receipt of such determination and calculations.  If the Accounting Firm determines that no Parachute Tax is payable by Executive, it shall, at the same time as it makes such determination, furnish Executive with an opinion and supporting calculations that he has substantial authority not to report any Parachute Tax on his federal tax return.  Any good faith determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and Executive absent a contrary determination by the Internal Revenue Service or a court of competent jurisdiction; provided, however, that no such determination shall eliminate or reduce the Company’s obligation to provide any Gross-Up Payments that shall be due as a result of such contrary determination.  As a result of the uncertainty in the application of Code Section 4999 at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 5(a)(vi) hereof and Executive thereafter is required to make a payment of any Parachute Tax, Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and Executive as promptly as possible.  Any such Underpayment plus applicable interest and penalty taxes shall be promptly paid by the Company to, or for the benefit of, Executive within five business days after receipt of such determination and calculations.

(iii)          The Company and Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 5(a)(ii) hereof.

(iv)          The federal tax returns filed by Executive (or any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a basis consistent with the determination of the Accounting Firm with respect to the Parachute Tax payable by Executive.  Executive shall make proper payment of the amount of any Parachute Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of the applicable sections of his federal income tax return as filed with the Internal Revenue Service, and such other documents reasonably requested by the Company, evidencing such payment.  If prior to the filing of Executive’s federal income tax return, the Accounting Firm determines in good faith that the amount of the Gross-Up Payment should be reduced, Executive shall within five business days pay to the Company the amount of such reduction.

(v)           The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section shall be borne by the Company.  If such fees and expenses are initially advanced by Executive, the Company shall reimburse Executive the full amount of such fees and expenses within five business days after receipt from Executive of a statement therefor and reasonable evidence of his payment thereof.

(vi)          In the event that the Internal Revenue Service claims that any payment or benefit received by Executive from the Company constitutes an “excess parachute payment” within the meaning of Code Section 280G(b)(1), Executive shall notify the Company in writing of such claim.  Such notification shall be given as soon as practicable but not later than 10 business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably satisfactory to Executive; (iii) cooperate with the Company in good faith in order to effectively contest such claim; and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for and against for any Parachute Tax or income tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

(vii)         The Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund or otherwise contest such claim, the Company shall advance the amount of such payment together with any reasonable legal fees or other expenses incurred by Executive in connection with such request to Executive on an interest-free basis, and shall indemnify and hold Executive harmless, on an after tax basis, from any Parachute Tax (or other tax including interest and penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if Executive is required to extend the statue of limitations to enable the Company to contest such claim, Executive may limit this extension solely to such contested amount.  The Company’s control of the contest shall be limited to issues with respect to which a corporate deduction would be disallowed pursuant to Code Section 280G and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.  In addition, no position may be taken nor any final resolution be agreed to by the Company without Executive’s consent if such position or resolution could reasonably be expected to adversely affect Executive unrelated to matters covered hereto.

(viii)        If, after the receipt by Executive of an amount advanced by the Company in connection with the contest of the Parachute Tax claim, Executive receives any refund with respect to such claim, Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto); provided, however, if the amount of that refund exceeds the amount advanced by the Company Executive may retain such excess.  If, after the receipt by Executive of an amount advanced by the Company in connection with a Parachute Tax claim, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest the denial of such refund prior to the expiration of 30 days after such determination such advance shall be deemed to be in consideration for services rendered after the date of Executive’s termination.

(ix)           Any Gross-Up Payment, other payment of income or other taxes, or reimbursement of expenses incurred due to a tax audit or litigation for which the Company is liable pursuant to this Section 5(a) will be paid at such time or times as otherwise provided in this Section 5(a), but in any event no later than the last date permitted for such payment under Treas. Reg. § 1.409A-3(i)(1)(v).

(b)           Subject to Section 5(a), above, in the event the Company or the Executive determines in good faith that any payments or benefits (whether made or provided pursuant to this Agreement or otherwise) provided to Executive constitute “parachute payments” within the meaning of Section 280G of the Code (“Parachute Payments”) (other than Payments described in Section 5(a) above), and may be subject to an excise tax imposed pursuant to Section 4999 of the Code, the Executive may elect to reduce the Executive’s Parachute Payments in an amount specified by the Executive (the amount of such reduction, the “Cutback Benefits”) with such benefits to be reduced in the following order:  (i) any cash severance based on a multiple of Base Salary or annual bonus, (ii) any other cash amounts payable to the Executive, (iii) benefits valued as Parachute Payments, and (iv) acceleration of vesting of any equity awards.  The Company shall use reasonable efforts to obtain the approval of the Cutback Benefits by the Company’s stockholders in the manner contemplated by Q&A 7 of Treas. Reg. § 1.280G-1, it being understood and agreed that the Company does not guarantee that such approval will be obtained.  If, and only if, the Company determines that such approval is obtained, the Executive shall be entitled to receive the Cutback Benefits without regard to the elective reduction in the first sentence of this paragraph.

6.             NONDISCLOSURE AND NONUSE OF CONFIDENTIAL INFORMATION.

(a)           The Executive will not disclose to a third party or use for his personal benefit or for the benefit of a third party, at any time, either during the Employment Period or thereafter, any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance in good faith of duties assigned to the Executive by the Company or as required by law or as necessary for Executive to enforce his rights hereunder.  The Executive will take all reasonable and appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.  The Executive shall deliver to the Company at the termination of the Employment Period or at any time the Company may request all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any of its Subsidiaries which the Executive may then possess or have under his control.

(b)           As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company or its Subsidiaries in connection with their business, including but not limited to (i) information, observations and data obtained by the Executive while employed by the Company

(including those obtained prior to the date of this Agreement) concerning the business or affairs of the Company or its Subsidiaries, (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form.  Confidential Information will not include any information that has been published in a form generally available to the public prior to the date the Executive proposes to disclose or use such information.  Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(c)           Executive agrees that he will not disparage or denigrate to any person any aspect of his relationship with the Company or any of its affiliates, nor the character of the Company or any of its affiliates or their respective agents, representatives, products, or operating methods, whether past, present, or future, and whether or not based on or with reference to their past relationship; provided, however, that this paragraph shall have no application to any evidence or testimony requested of Executive by any court or government agency.  In the event any government agency or any of Company’s or any of its affiliates’ present or future labor unions, adverse parties in actual or potential litigation, suppliers, service providers, employees or customers initiate communications with the Executive, the Executive agrees that he will only inform any such persons, consistent with this paragraph, of his change in status and direct such persons to an appropriate office or current employee of the Company.

(d)           The Company agrees that it shall not authorize a public statement that, and shall direct its executive officers to not make any public statement that, disparages or denigrates any aspect of their relationship with the Executive, nor the character of the Executive or his professional skills, whether, past, present, or future, and whether or not based on or with reference to their past relationship; provided, however, that this paragraph shall have no application to any evidence or testimony request by any court or government agency.

7.             INVENTIONS AND PATENTS.

(a)           The Executive agrees that all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, tradenames, logos and all similar or related information (whether patentable or unpatentable) which relates to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, tradename and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as, the “Work Product”) belong to the Company or such Subsidiary.  The Executive will promptly disclose such Work Product as may be susceptible of such manner of communication to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company or any of its Subsidiaries in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product.

(b)           CALIFORNIA EMPLOYEE PATENT ACT NOTIFICATION.  In accordance with Section 2872 of the California Employee Patent Act, West’s Cal. Lab. Code Section 2870 et. seq., Executive is hereby advised that Section 7(a) does not apply to any invention, new development or method (and all copies and tangible embodiments thereof) made solely by Executive for which no equipment, facility, material, Confidential Information or intellectual property of the Company or any of its Subsidiaries was used and which was developed entirely on the Executive’s own time; provided, however, that Section 7(a) shall apply if the invention, new development or method (i) relates to the Company’s or any of its Subsidiaries’ actual or demonstrably anticipated businesses or research and development, or (ii) results from any work performed by Executive for the Company or any of its Subsidiaries.

8.             NON-COMPETE AND NON-SOLICITATION.

(a)           The Executive acknowledges and agrees with the Company that during the course of the Executive’s involvement and/or employment with the Company, such Executive has had and will continue to have the opportunity to develop relationships with existing employees, vendors, suppliers, customers and other business associates of the Company which relationships constitute goodwill of the Company, and the Company would be irreparably damaged if the Executive were to take actions that would damage or misappropriate such goodwill.  Accordingly, the Executive agrees as follows:

(i)            The Executive acknowledges that the Company and its Subsidiaries currently conduct their business throughout the United States, including without limitation the areas listed on Exhibit A attached hereto (the “Territory”).  For purposes hereof, the “Territory” shall also include any international market in which the Company or any of its Subsidiaries conducts its business or has plans that have been considered by the Board to conduct its business, in either event, at the time of the Executive’s date of termination.  Accordingly, during the period commencing on the Effective Date and ending on the 18 month anniversary of the Executive’s termination of employment for any reason (such period is referred to herein as the “Non-Compete Period”), the Executive shall not, directly or indirectly, enter into, engage in, assist, give or lend funds to or otherwise finance, be employed by or consult with, or have a financial or other interest in, any business which engages in marketing, selling, renting or otherwise providing musical instruments, pro-audio equipment or related accessories to retail consumers (including, without limitation, students, schools and other educational institutions) through any means of commerce (including without limitation physical storefronts, mail order or the Internet) within the Territory (the “Line of Business”), whether for or by himself or as a representative for any other person or entity.

(ii)           Notwithstanding the foregoing, the aggregate passive ownership by the Executive of no more than two percent (on a fully-diluted basis) of the outstanding equity securities of any entity, which securities are traded on a national or foreign securities exchange, quoted on the Nasdaq Stock Market or other automated quotation system, and which entity competes with the Company (or any part thereof) within the Territory, shall not be deemed to be giving or lending funds to, otherwise financing or having a financial interest in a competitor.  In the event that any entity in which the Executive has any financial or other interest directly or indirectly enters into the Line of Business during the Non-Compete Period, the Executive shall use his reasonable best efforts to divest all of his interest (other than any amount permitted to be held pursuant to the first sentence of this Section 8(a)(ii)) in such entity within 30 days after learning that such entity has entered the Line of Business.

(iii)          The Executive covenants and agrees that during the Non-Compete Period, the Executive will not, directly or indirectly, either for himself or for any other person or entity, solicit any employee of the Company (other than such Executive’s personal assistant or secretary) or any Subsidiary to terminate his or her employment with the Company or any Subsidiary or employ any such individual during his or her employment with the Company or any Subsidiary and for a period of six months after such individual terminates his or her employment with the Company or any Subsidiary.

(b)           The Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living.

(c)           The provisions of this Section 8 shall terminate in the event the Company fails to make any payments required by Section 4(a) and such failure remains uncured for a period equal to at least 30 days after written notice of such event from Executive.

9.             Executive agrees that, before providing services, whether as an employee or consultant, to any entity during the Non-Compete Period, Executive will provide a copy of this Agreement (including, without limitation, Sections 6, 7, and 8) to such entity, and such entity shall acknowledge to the Company in writing that it has read this Agreement.  Executive further covenants that Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in Sections 6, 7, or 8 and that Executive will reimburse the Company, its Subsidiaries and its affiliates for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of Sections 6, 7, or 8 if either the Company and/or its Subsidiaries or affiliates prevails on any material issue involved in such dispute or if Executive challenges the reasonability or enforceability of any of the provisions set forth in Section 6, 7, or 8.

10.           INSURANCE.  The Company may, for its own benefit, maintain “keyman” life and disability insurance policies covering the Executive, provided the same does not prevent Executive from obtaining reasonable amounts of insurance for his family or estate planning needs.  The Executive will cooperate with the Company and provide such information or other assistance as the Company may reasonably request in connection with the Company obtaining and maintaining such policies.

11.           EXECUTIVE REPRESENTATIONS.

(a)           The Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject, (ii) the Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company and the Executive, this Agreement will be a valid and binding obligation of the Executive, enforceable in accordance with its terms.

(b)           During the Employment Period, the Executive shall adhere to all policies and procedures established by the Company from time to time in its discretion, generally applicable to all executives of the Company and disclosed to the Executive, including without limitation, any policies related to sexual harassment, anti-discrimination and similar employment practices.

(c)           The Executive represents and agrees that he fully understands his right to discuss all aspects of this Agreement with his private attorney, and that to the extent, if any, that he desired, he availed himself of such right.  The Executive further represents that he has carefully read and fully understands all of the provisions of this Agreement, that he is competent to execute this Agreement, that his agreement to execute this Agreement has not been obtained by any duress and that he freely and voluntarily enters into it, and that he has read this document in its entirety and fully understands the meaning, intent and consequences of this document.

12.           NOTICES.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be delivered personally to the recipient, delivered by United States Post Office mail (postage prepaid and return receipt requested), telecopied to the intended recipient at the number set forth therefor below (with hard copy to follow), or sent to the recipient by reputable express courier service (charges prepaid) and addressed to the intended recipient as set forth below:

If to the Company, to:

Guitar Center, Inc.

5795 Lindero Canyon Road

Westlake Village, CA 91362

Attention: General Counsel

Telephone: (818) 735-8800

Telecopier: (818) 735-4923

If to the Executive, to:

the address (or to the facsimile number) shown

in the books and records of the Company;

or such other address as the recipient party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.  Any such communication shall deemed to have been delivered and received (a) when delivered, if personally delivered, sent by telecopier or sent by overnight courier, and (b) on the fifth business day following the date posted, if sent by mail.

13.           GENERAL PROVISIONS.

(a)           SEVERABILITY/ENFORCEMENT.

(i)            It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Without limiting the generality of the preceding sentence, if at the time of enforcement of Sections 6, 7, or 8 of this Agreement, a court holds that the restrictions stated therein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the failure of all or any of such provisions to be enforceable shall not impair or affect the obligations of the Company to pay compensation or severance obligations under this Agreement.

(ii)           Because the Executive’s services are unique and because the Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement by the Executive. Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

(iii)          In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if the Executive materially violates any provision of Sections 6, 7, or 8 (and such violation, if unintentional on the part of the Executive, continues for a period of 30 days following receipt of written notice from the Company), any severance payments then or thereafter due from the Company and any continuation of benefits under Section 3(e) to the Executive may be terminated forthwith and upon such election by the Company, the Company’s obligation to pay and the Executive’s right to receive such severance payments and benefits shall terminate and be of no further force or effect.  The Executive’s obligations under Sections 6, 7, or 8 of this Agreement shall not be limited or affected by, and such provisions shall remain in full force and effect notwithstanding the termination of any such severance payments or benefits by the Company in accordance with this Section 13(a)(iii).  The exercise of the right to terminate such payments and benefits shall not be deemed to be an election of remedies by the Company and shall not in any manner modify, limit or preclude the Company from exercising any other rights or seeking any other remedies available to it at law or in equity.

(b)           COMPLETE AGREEMENT.  This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties and extinguish, supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including the Original Agreement; provided, however, that any rights of Executive hereunder are in addition to any rights Executive may have under benefit plans, agreements or arrangements to which he is a party or is a participant, and this Agreement shall not abrogate any such rights; provided, further, that this Agreement shall not amend, supersede or terminate any rights granted to the Executive pursuant to any indemnification agreement between the Executive and the Company or any affiliate of the Company; and provided, further that the Original Agreement shall continue to apply in accordance with its terms prior to the Effective Date.

(c)           SUCCESSORS AND ASSIGNS.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Executive and the Company and their respective successors, assigns, heirs, representatives and estate; provided, however, that the rights and obligations of the Executive under this Agreement shall not be assigned without the prior written consent of the Company.

(d)           GOVERNING LAW.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE, OR ANY OTHER JURISDICTION), THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED.  IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

(e)           JURISDICTION, ETC.

(i)            Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any Delaware state court or federal court of the United States of America sitting in the State of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such Delaware state court or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

(ii)           Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any Delaware state or federal court.  Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(iii)          The Company and the Executive further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by law.

(f)            AMENDMENT AND WAIVER.  The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(g)           WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

(h)           HEADINGS.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(i)            COUNTERPARTS.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(j)            NEGOTIATION OF AGREEMENT.  Each of the parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel.  Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation.  Accordingly, any rule of law, or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it, is of no application and is hereby expressly waived.  The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties and this Agreement.  Executive further acknowledges that he has had an opportunity to review this Agreement with his own tax advisors and accountants and that he is relying solely on such advisors and his independent legal counsel and not on any statements or representations of the Company or any of its agents as to the legal, tax or accounting consequences of this Agreement, including, without limitation, the federal, state and local income tax and related withholding obligations of Executive in connection therewith.

(k)           RESIGNATION AS OFFICER AND DIRECTOR.  Effective as of the date of termination of employment with the Company for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its Subsidiaries, and affiliates.

(l)            WITHHOLDING.  The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(m)          SECTION 409A COMPLIANCE.

(i)            The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii)           A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A.  Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 13(m)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii)          To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year (except to the extent permitted under Code Section 409A).

(iv)          For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v)           Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

GUITAR CENTER, INC.

By:	/s/ Leland P. Smith
Name: Leland P. Smith
Title: EVP

/s/ Gregory A. Trojan
By:	GREGORY A. TROJAN

EXHIBIT A

TERRITORY

ALABAMA:

Mobile metropolitan area

Birmingham metropolitan area

Montgomery metropolitan area

ARIZONA:

Phoenix/Mesa metropolitan area

Tucson metropolitan area

ARKANSAS:

Little Rock/North Little Rock metropolitan area

Fayetteville metropolitan area

CALIFORNIA:

Los Angeles/Ventura County metropolitan areas

Orange County metropolitan areas

San Diego County metropolitan areas

San Francisco/Alameda/Contra Costa/Marin/San Mateo County / San Jose metropolitan areas

San Bernardino/Riverside County metropolitan area

Bakersfield metropolitan area

Fresno metropolitan area

Sacramento/Yolo metropolitan area

Modesto metropolitan area

Salinas / Gilroy metropolitan area

Visalia metropolitan area

COLORADO:

Denver/Boulder/Greeley metropolitan area

Colorado Springs metropolitan area

Fort Collins metropolitan area

Pueblo metropolitan area

CONNECTICUT:

Hartford metropolitan area

New Haven metropolitan area

New London metropolitan area

DISTRICT OF COLUMBIA:

Washington, D.C. metropolitan area

FLORIDA:

Miami metropolitan area

Ft. Lauderdale/Hollywood metropolitan area

Orlando metropolitan area

Tampa Bay metropolitan area

Lakeland/Winter Haven metropolitan area

Fort Meyers/Cape Coral metropolitan area

Jacksonville metropolitan area

Tallahassee metropolitan area

Pensacola metropolitan area

West Palm Beach / Boca Raton metropolitan area

2

GEORGIA:

Atlanta metropolitan area

IDAHO:

Boise metropolitan area

ILLINOIS:

Chicago/Gary/Kenosha metropolitan area

Peoria/Pekin metropolitan area

Rockford metropolitan area

INDIANA:

Indianapolis metropolitan area

South Bend metropolitan area

Gary metropolitan area

Evansville metropolitan area

Fort Wayne metropolitan area

Terre Haute metropolitan area

IOWA:

Cedar Rapids metropolitan area

Davenport / Moline / Rock Island metropolitan area

Des Moines metropolitan area

KANSAS:

Kansas City metropolitan area

Wichita metropolitan area

3

KENTUCKY:

Lexington metropolitan area

LOUISIANA:

New Orleans metropolitan area

Baton Rouge metropolitan area

MAINE:

Portland metropolitan area

MARYLAND:

Washington DC / Baltimore metropolitan area

MASSACHUSETTS:

Boston/Worcester/Lawrence metropolitan area

MICHIGAN:

Detroit/Ann Arbor/Flint metropolitan area

Kalamazoo/Battle Creek metropolitan area

Saginaw/Bay City/Midland metropolitan area

Grand Rapids/Muskegon/Hollan metropolitan area

MINNESOTA:

Minneapolis/St. Paul metropolitan area

MISSISSIPPI:

Jackson metropolitan area

MISSOURI:

St. Louis metropolitan area

Kansas City metropolitan area

4

Springfield metropolitan area

NEBRASKA:

Lincoln metropolitan area

NEVADA:

Las Vegas metropolitan area

Reno metropolitan area

NEW HAMPSHIRE:

Nashua metropolitan area

NEW JERSEY:

Philadelphia / Wilmington / Atlantic City metropolitan area

New York / Northern New Jersey / Long Island metropolitan area

NEW MEXICO:

Albuquerque metropolitan area

NEW YORK:

Buffalo/Niagara Falls metropolitan area

New York City / Northern New Jersey / Long Island metropolitan area

Rochester metropolitan area

Albany/Schenedtady/Troy metropolitan area

Syracuse metropolitan area

Binghamton / Johnson City metropolitan area

NORTH CAROLINA:

Charlotte/Gastonia/Rock Hill metropolitan area

Raleigh/Durham/Chapel Hill metropolitan area

5

Greensboro metropolitan area

OHIO:

Cincinnati/Hamilton metropolitan area

Cleveland/Akron metropolitan area

Columbus metropolitan area

Toledo metropolitan area

Dayton metropolitan area

Youngstown metropolitan area

OKLAHOMA:

Oklahoma City metropolitan area

Tulsa metropolitan area

OREGON:

Portland/Salem metropolitan area

Medford/Ashland metropolitan area

Eugene/Springfield metropolitan area

PENNSYLVANIA:

Philadelphia/Wilmington metropolitan area

Pittsburgh metropolitan area

Harrisburg/Lebanon/Carlisle metropolitan area

Allentown metropolitan area

Lancaster metropolitan area

Scranton metropolitan area

6

RHODE ISLAND:

Providence/Fall River/Warwick metropolitan area

SOUTH CAROLINA:

Greenville metropolitan area

Charleston metropolitan area

SOUTH DAKOTA:

Sioux Falls metropolitan area

TENNESSEE:

Knoxville metropolitan area

Memphis metropolitan area

Nashville metropolitan area

Chattanooga metropolitan area

TEXAS:

Dallas/Ft. Worth metropolitan area

Houston metropolitan area

Austin/San Marcos metropolitan area

Corpus Christi metropolitan area

Amarillo metropolitan area

Beaumont metropolitan area

Brownsville metropolitan area

El Paso metropolitan area

Laredo metropolitan area

Lubbock metropolitan area

McAllen metropolitan area

7

San Antonio metropolitan area

Killeen / Temple metropolitan area

UTAH:

Salt Lake City / Ogden metropolitan area

VIRGINIA:

Norfolk/Virginia Beach/Newport News metropolitan area

Washington, D.C. / Baltimore metropolitan area

Richmond/Petersburg metropolitan area

WASHINGTON:

Seattle/Tacoma/Bremerton metropolitan areas

Spokane metropolitan area

WISCONSIN:

Milwaukee/Racine metropolitan area

Madison metropolitan area

Appleton metropolitan area

8

EXHIBIT B

Form of Release

THIS RELEASE (this “Release”) is made as of this     the day of                   , 200  , by and between [Name] (the “Company”), and [Name]  (“Executive”).

PRELIMINARY RECITALS

A.            Executive’s employment with the Company has terminated.

B.            [Executive and the Company are parties to an Employment Agreement, dated as of                           (the “Agreement”)].

AGREEMENT

In consideration of the payments due Executive under the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Executive, intending to be legally bound, does hereby, on behalf of himself and his heirs, executors, administrators and successors and assigns in their capacity as such (collectively, the “Executive Parties”) REMISE, RELEASE AND FOREVER DISCHARGE, subject to Section 6(e), the Company, its affiliates, subsidiaries, parents, joint ventures, and its and their officers, directors, shareholders, members, and managers, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, the “Company Parties”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive or any of the Executive Parties ever had, now has, or hereafter may have, by reason of [any matter, cause or thing whatsoever,](1) from the beginning of Executive’s initial dealings with the Company to the date of this Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1966, 42 U.S.C. §1981, the Civil Rights Act of 1991, Pub. L. No. 102-166, the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq., the Fair Labor Standards Act, 29 U.S.C. §201 et seq., the National Labor Relations Act, 29 U.S.C. §151 et seq., and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, but not including such claims to payments and other rights provided Executive under the Agreement.  This Release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon

(1)  The final release will be modified to exclude any discrete and identifiable claim arising outside the scope of Executive’s employment that is wholly unrelated to Executive’s employment, termination of employment and terms and conditions of employment (e.g., Executive having a tort claim against a Company employee due to an auto accident occurring outside the scope of Executive’s employment).

tort, equity, implied or express contract or discrimination of any sort.  Except as specifically provided herein, it is expressly understood and agreed that this Release shall operate as a clear and unequivocal waiver by Executive of any claim for accrued or unpaid wages, benefits or any other type of payment.

2.             Executive expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims.  Executive understands the significance of his release of unknown claims and his waiver of statutory protection against a release of unknown claims.

3.             Executive agrees that he will not be entitled to or accept any benefit from any claim or proceeding within the scope of this Release that is filed or instigated by him or on his behalf with any agency, court or other government entity.

4.             Executive further agrees and recognizes that he has permanently and irrevocably severed his employment relationship with the Company, effective as of the date hereof, that he shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ him in the future.

5.             The parties agree and acknowledge that the Agreement, and the settlement and termination of any asserted or unasserted claims against the Company and the Company Parties pursuant to this Release, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company or any of the Company Parties to Executive.

6.             Executive certifies and acknowledges as follows:

(a)           That he has read the terms of this Release, and that he understands its terms and effects, including the fact that he has agreed to RELEASE AND FOREVER DISCHARGE the Company and all Company Parties from any legal action or other liability of any type related in any way to the matters released pursuant to this Release other than as provided in the Agreement and in this Release.

(b)           That he understands the significance of his release of unknown claims and his waiver of statutory protection against a release of unknown claims.  Accordingly, Executive expressly waives any and all rights and benefits under Section 1542 of the California Civil Code, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

(c)           That he has signed this Release voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him and which he acknowledges is in addition to any other benefits to which he is otherwise entitled.

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(d)           That he has been and is hereby advised in writing to consult with an attorney prior to signing this Release.

(e)           That he does not waive rights or claims (i) that may arise after the date this Release is executed, (ii) claims arising under the Agreement with respect to payments and other rights due Executive on the date of, or during the period following, the termination of his Employment, (iii) any rights the Executive has solely in his capacity as a holder of common stock of the Company, (iv) any vested right the Executive may have to benefits or entitlements under any employee benefit plan of the Company or any affiliate (excluding any plan providing severance, termination or similar benefits), (v) the Executive’s eligibility for indemnification in accordance with the Employment Agreement, applicable laws or the corporate governance documents (including any resolution of the Board of Directors of the Company or any affiliate), or under any applicable insurance policy with respect to any liability the Executive incurs or incurred as an employee or officer of the Company or (vi) any right the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive and the Company are jointly liable.

(f)            That the Company has provided him with adequate opportunity, including a period of twenty-one (21) days from the initial receipt of this Release and all other time periods required by applicable law, within which to consider this Release (it being understood by Executive that Executive may execute this Release less than 21 days from its receipt from the Company, but agrees that such execution will represent his knowing waiver of such 21-day consideration period), and he has been advised by the Company to consult with counsel in respect thereof.

(g)           That he has seven (7) calendar days after signing this Release within which to rescind, in a writing delivered to the Company, the portion of this Release related to claims arising under ADEA or any other claim arising under any other federal, state or local that requires extension of this revocation right as a condition to the valid release and waiver of such claim.

(h)           That at no time prior to or contemporaneous with his execution of this Release has he filed or caused or knowingly permitted the filing or maintenance, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency or other tribunal, any charge, claim or action of any kind, nature and character whatsoever (“Claim”), known or unknown, suspected or unsuspected, which he may now have or has ever had against the Company Parties which is based in whole or in part on any matter referred to in Section 1 above; and, subject to the Company’s performance under this Release, to the maximum extent permitted by law, Executive is prohibited from filing or maintaining, or causing or knowingly permitting the filing or maintaining, of any such Claim in any such forum.  Executive hereby grants the Company his perpetual and irrevocable power of attorney with full right, power and authority to take all actions necessary to dismiss or discharge any such Claim.  Executive further covenants and agrees that he will not encourage any person or entity, including but not limited to any current or former employee, officer, director or stockholder of the Company, to institute any Claim against the Company Parties or any of them, and that except as expressly permitted by law or administrative policy or as required by legally enforceable order he will not aid or assist any such person or entity in prosecuting such Claim.

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7.             The Company agrees that it shall not authorize a statement that, and shall direct its executive officers to not make any statement that, disparages or denigrates any aspect of their relationship with the Executive, nor the character of the Executive or his professional skills, whether, past, present, or future, and whether or not based on or with reference to their past relationship; provided, however, that this paragraph shall have no application to any evidence or testimony request by any court or government agency.

8.             Executive agrees that he will not disparage or denigrate to any person any aspect of his relationship with the Company or any of its affiliates, nor the character of the Company or any of its affiliates or their respective agents, representatives, products, or operating methods, whether past, present, or future, and whether or not based on or with reference to their past relationship; provided, however, that this paragraph shall have no application to any evidence or testimony requested of Executive by any court or government agency.  In the event any government agency or any of Company’s or any of its affiliates’ present or future labor unions, adverse parties in actual or potential litigation, suppliers, service providers, employees or customers initiate communications with the Executive, the Executive agrees that he will only inform any such persons, consistent with this paragraph, of his change in status and direct such persons to an appropriate office or current employee of the Company.

9.             Miscellaneous

(a)           This Release and the Agreement, and any other documents expressly referenced therein, constitute the complete and entire agreement and understanding of Executive and the Company with respect to the subject matter hereof, and supersedes in its entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto; it being understood and agreed that this Release and including the mutual covenants, agreements, acknowledgments and affirmations contained herein, is intended to constitute a complete settlement and resolution of all matters set forth in Section 1 hereof (subject to the carve-out in Section 6(e)).

(b)           The Company Parties are intended third-party beneficiaries of this Release, and this Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Company Parties hereunder.  Except and to the extent set forth in the preceding two sentences, this Release is not intended for the benefit of any Person other than the parties hereto, and no such other person or entity shall be deemed to be a third party beneficiary hereof.  Without limiting the generality of the foregoing, it is not the intention of the Company to establish any policy, procedure, course of dealing or plan of general application for the benefit of or otherwise in respect of any other employee, officer, director or stockholder, irrespective of any similarity between any contract, agreement, commitment or understanding between the Company and such other employee, officer, director or stockholder, on the one hand, and any contract, agreement, commitment or understanding between the Company and Executive, on the other hand, and irrespective of any similarity in facts or circumstances involving such other employee, officer, director or stockholder, on the one hand, and Executive, on the other hand.

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(c)           The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall otherwise remain in full force and effect.

(d)           This Release may be executed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(e)           The obligations of each of the Company and Executive hereunder shall be binding upon their respective successors and assigns.  The rights of each of the Company and Executive and the rights of the Company Parties shall inure to the benefit of, and be enforceable by, any of the Company’s, Executive’s and the Company Parties’ respective successors and assigns.  The Company may assign all rights and obligations of this Release to any successor in interest to the assets of the Company.

(f)            No amendment to or waiver of this Release or any of its terms shall be binding upon any party hereto unless consented to in writing by such party.

(g)           ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

*   *   *   *   *

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Intending to be legally bound hereby, Executive and the Company have executed this Release as of the date first written above.

[NAME]

By:
Name:
Title:

READ CAREFULLY BEFORE SIGNING

I have read this Release and have been given adequate opportunity, including 21 days from my initial receipt of this Release, to review this Release and to consult legal counsel prior to my signing of this Release.  I understand that by executing this Release I will relinquish certain rights or demands I may have against the Company Parties or any of them.

[Name]

Witness:

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